SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No.1)(1)


                             SEL-LEB MARKETING, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    816082309
                                 (CUSIP Number)


                               September 11, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)



----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                        ----------------------------
CUSIP No. 816082309                  13G                      Page 2 of 4 Pages
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    ALAN GELBAND
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)|X|
                                                                      (b)|_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
    NUMBER OF SHARES   5         SOLE VOTING POWER
      BENEFICIALLY
        OWNED BY                 59,625
          EACH       -----------------------------------------------------------
         PERSON        6         SHARED VOTING POWER
        REPORTING
          WITH                   0
                     -----------------------------------------------------------
                       7         SOLE DISPOSITIVE POWER

                                 59,625
                     -----------------------------------------------------------
                       8         SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    59,625
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.5%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 4 Pages

----------------------------                        ----------------------------
CUSIP No. 816082309                   13G                     Page 3 of 4 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    ALAN GELBAND COMPANY, INC. DEFINED CONTRIBUTION PENSION PLAN AND TRUST
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)|X|
                                                                      (b)|_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Florida
--------------------------------------------------------------------------------
    NUMBER OF SHARES   5         SOLE VOTING POWER
      BENEFICIALLY
        OWNED BY                 53,175
          EACH       -----------------------------------------------------------
         PERSON        6         SHARED VOTING POWER
        REPORTING
          WITH                   0
                     -----------------------------------------------------------
                       7         SOLE DISPOSITIVE POWER

                                 53,175
                     -----------------------------------------------------------
                       8         SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    53,175
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 3 of 4 Pages

     This Amendment No. 1 amends the Schedule 13G dated September 17, 1998 (the "13G") of Alan Gelband (the "Reporting Person") and The Alan Gelband Company, Inc. Defined Contribution Pension Plan and Trust with respect to the Common Stock, par value $.01 per share ("Common Stock"), issued by Sel-Leb Marketing, Inc. (the "Issuer"). Except as amended hereby, there has been no change in the information previously reported in the Schedule 13G of the Reporting Person.

     This Amendment No. 1 to the 13G is being filed solely to correct the CUSIP Number of the Common Stock of the Issuer as reported in the Schedule 13G. The correct CUSIP Number is 816082 30 9.


                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 2, 1998


                                     THE ALAN GELBAND COMPANY, INC.
                                     DEFINED CONTRIBUTION PENSION
                                     PLAN AND TRUST


                                      By: /s/ Alan Gelband
                                          ---------------------------------
                                          Alan Gelband, Trustee


                                         /s/ Alan Gelband
                                          ---------------------------------
                                          ALAN GELBAND


                                Page 4 of 4 Pages